EXHIBIT 99

FOR RELEASE AT 7:52 AM EDT

CONTACTS:

Chairman and Chief Executive Officer           Chief Financial Officer
Zach Lonstein                                  William McHale
Infocrossing, Inc.                             Infocrossing, Inc.
201) 840-4726                                  (201) 840-4732
zlonstein@infocrossing.com                     wmchale@infocrossing.com


Media Relations                                Investor Relations
Michael Wilczak                                Matthew Hayden
Infocrossing, Inc.                             Hayden Communications, Inc.
(201) 840-4941 (858) 704-5065
mwilczak@infocrossing.com


          INFOCROSSING ISSUES FINANCIAL GUIDANCE FOR THIRD QUARTER 2005
                               AND FULL YEAR 2006

LEONIA, NJ, OCTOBER 25, 2005 --INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT outsourcing and business processing solutions, announced today financial guidance for the third quarter of 2005 and the full-year 2006. For the third quarter ending September 30, 2005, Infocrossing forecasts revenue of $34.1 million and net income of $0.1 million, or $0.01 per diluted share. During the same period, the Company forecasts earnings before interest, taxes, depreciation and amortization (EBITDA) of $4.4 million. Infocrossing presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. A reconciliation of EBITDA to net income is included in the table below.

On October 25, 2005 Infocrossing announced that the Company had entered into a definitive agreement to acquire (i)Structure LLC from a subsidiary of Level 3 Communications, Inc. The transaction is expected to close, subject to customary conditions, including Hart-Scott-Rodino clearance, within 45 days.

Including the acquisition, Infocrossing forecasts revenue for the full year ending December 31, 2006 to be between $239.0 million and $246.0 million, and net income for the period to be between $6.8 million to $7.9 million. EBITDA for 2006 is projected to be between $43.5 million to $46.1 million. A reconciliation of net income to EBITDA is included in the table below.

                        RECONCILIATION OF EBITDA TO NET INCOME
                                     (IN MILLIONS)

                                  PROJECTED
                                   QUARTER
                                   ENDING
                                  SEPTEMBER           PROJECTED YEAR ENDING
                                   30, 2005             DECEMBER 31, 2006
                                                       FROM              TO

Net income                        $       0.1       $       6.8       $     7.9
Tax provision                             0.2               4.5             5.2
Interest                                  1.4              10.0            10.4
Depreciation and amortization             2.7              22.2            22.6
                                 -------------     -------------     -----------
EBITDA                            $       4.4       $      43.5       $    46.1
                                 =============     =============     ===========


EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only supplementally.

ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

SAFE HARBOR STATEMENT
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc. and
(i)Structure, LLC and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.



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